SISECAM RESOURCES LP

SISECAM RESOURCES LP ANNOUNCES SECOND QUARTER 2022 FINANCIAL RESULTS
Atlanta, Georgia July 29, 2022 -- Sisecam Resources LP (NYSE: SIRE) (“we,” “us, “our,” or the “Partnership”) today reported its financial and operating results for second quarter ended June 30, 2022.
Second Quarter2022 Financial Highlights:
•Net sales of $189.1 million increased 56.7% from the prior-year second quarter; year-to-date net sales of $352.5 million increased 41.9% over the prior year for the same period. The quarter increase is primarily attributable to a sales price increase of 45.7% and the sales volume increase of 7.5% for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. The higher sales price and volume were due to strong demand in the domestic and international markets.
•Soda ash volume produced increased 1.7% from the prior-year second quarter, and soda ash volume sold increased 7.5% from the prior-year second quarter; year-to-date soda ash volume produced increased 3.1% from the prior-year, and soda ash volume sold decreased 2.3% from the prior-year for the same period. During the first quarter of 2021, the Partnership experienced an increase in international sales volume associated with the initial impact of direct sales to international customers subsequent to our December 31, 2020 ANSAC exit.
•Net income of $31.2 million increased $24.4 million from the prior-year second quarter; year-to-date net income of $63.0 million increased $50.6 million over the prior year for the same period. The increases are primarily due to higher average sales price partly offset by inflationary impact on operating.
•Adjusted EBITDA of $40.1 million increased 146.0% from the prior-year second quarter; year-to-date Adjusted EBITDA of $79.5 million increased 148.4% over the prior year for the same period. This increase is primarily attributable to the operating income increase.
•Net income per limited partner unit of $0.76 for the quarter increased 407% over the prior-year second quarter of $1.54; year-to-date basic earnings per unit of $1.54 increased 470% over the prior year for the same period.
•Net cash provided by operating activities of $24.7 million decreased $0.1 million over prior-year second quarter; year-to-date net cash provided by operating activities of $32.4 million increased $14.0 million over the prior year in the same period.
•Distributable cash flow of $16.1 million increased 973.3% compared to the prior-year second quarter; year-to-date distributable cash flow of $31.2 million increased 403.2% over the prior year for the same period.

Ertugrul Kaloglu, CEO, commented: I am pleased to report another successful quarter for Sisecam Resources, amidst continued strength in the soda ash markets globally. We safely produced 668,400 short tons in the second quarter, and successfully completed our planned Unit 7 production line annual maintenance. We continue to focus on operational reliability and meeting production goals while maintaining safety as our highest priority.

Second quarter sales were strong due largely to advantageous conditions in the export market, where tight supply has kept prices elevated above historical levels. We are carefully following markets both domestically and abroad and managing anticipated decreased growth rates particularly for Sisecam’s export markets.

While supply chain problems continues to create headwinds, our goal is to drive the company with strong financials and prepare for possible economic turmoil with proper balance sheet management.

Sales of $189 million in the second quarter translated into $31 million of net income and $40 million of adjusted EBITDA. High inflation, expected recession or stagflation both domestically and abroad and the cost of freight have strained working capital to some extent. With this in mind, we continue to prioritize a healthy capital structure/leverage ratio, as well as a strong coverage ratio for our distributable cash.

We will maintain our focus on conservative cash flow management to better position the company to thwart any negative effects from increasing interest rates, inflationary pressures and overall uncertainty in the broader economy and we are pleased with our current operational stability and commercial position. I want to thank our committed employees for their efforts this year and am proud of our team’s successful transition to joining Sisecam’s global business.

Financial Highlights	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in millions, except per unit amounts)	2022	2021	% Change	2022	2021	% Change
Soda ash volume produced (millions of short tons)	0.668	0.657	1.7%	1.346	1.305	3.1%
Soda ash volume sold (millions of short tons)	0.699	0.650	7.5%	1.339	1.370	(2.3)%
Net sales	$189.1	$120.7	56.7%	$352.5	$248.5	41.9%
Net income	$31.2	$6.8	358.8%	$63.0	$12.4	408.1%
Net income attributable to Sisecam Resources LP	$15.4	$2.9	431.0%	$31.1	$5.3	486.8%
Net income per limited partner unit	$0.76	$0.15	406.7%	$1.54	$0.27	470.4%
Adjusted EBITDA(1)	$40.1	$16.3	146.0%	$79.5	$32.0	148.4%
Adjusted EBITDA attributable to Sisecam Resources LP(1)	$20.2	$8.0	152.5%	$39.9	$15.7	154.1%
Net cash provided (used) by operating activities	$24.7	24.8	(0.4)%	$32.4	$18.4	76.1%
Distributable cash flow attributable to Sisecam Resources LP(1)	$16.1	$1.5	973.3%	$31.2	$6.2	403.2%
Distribution coverage ratio (1)	1.60	N/A	N/A	1.54	N/A	N/A

(1)See non-GAAP reconciliations
Three Months Ended June 30, 2022 compared to Three Months Ended June 30, 2021
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended June 30,		Percent Increase/(Decrease)
(Dollars in millions, except for average sales price data):	2022	2021
Net sales:
Domestic	$79.0	$70.5	12.1%
International	110.1	50.2	119.3%
Total net sales	$189.1	$120.7	56.7%
Sales volumes (thousands of short tons):
Domestic	344.7	329.5	4.6%
International	354.2	320.7	10.4%
Total soda ash volume sold	698.9	650.2	7.5%
Average sales price (per short ton):(1)
Domestic	$229.18	$213.96	7.1%
International	$310.84	$156.53	98.6%
Average	$270.57	$185.64	45.7%
Percent of net sales:
Domestic sales	41.8%	58.4%	(28.4)%
International sales	58.2%	41.6%	39.9%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	49.3%	50.7%	(2.8)%
International volume	50.7%	49.3%	2.8%
Total percent of volume sold	100.0%	100.0%

(1) Average sales price per short ton is computed as net sales divided by volumes sold

Consolidated Results
Net sales. Net sales increased by 56.7% to $189.1 million for the three months ended June 30, 2022 from $120.7 million for the three months ended June 30, 2021, primarily driven by an increase in international average sales price of 98.6% because the prices are generally negotiated on a quarterly basis with improving supply and demand fundamentals recognized for soda ash in the global market and particularly in Asia. The domestic average price also increased by 7.1% due to customer mix, factoring in the overall annual market price increase as the market has experienced fundamental improvements. The higher sales price and volume were due to the strong demand in the domestic and international markets.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, increased by 39.3% to $148.8 million for the three months ended June 30, 2022 from $106.8 million for the three months ended June 30, 2021, which was primarily due to increases in freight cost, more specifically due to significant ocean freight cost increases impacted by recent global supply chain constraints as well as price increases in fuel.
Selling, general and administrative expenses.  Our selling, general and administrative expenses increased 37.5% to $7.7 million for the three months ended June 30, 2022, compared to $5.6 million for the three months ended June 30, 2021. The increase was primarily due to the loss on disposal of assets for the three months ended June 30, 2022 compared to three months ended June 30, 2021.
Operating income. As a result of the foregoing, operating income increased by approximately 293% to $32.6 million for the three months ended June 30, 2022 from a $8.3 million operating income for the three months ended June 30, 2021. The increase was due to higher net sales resulting from the higher average price for international customers.
Net income. As a result of the foregoing, net income increased by approximately 359% to $31.2 million for the three months ended June 30, 2022, from $6.8 million for the three months ended June 30, 2021. The increase was due to higher net sales resulting from the higher average price for international customers.
Six Months Ended June 30, 2022 compared to Six Months Ended June 30, 2021
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Six Months Ended June 30,		Percent Increase/(Decrease)
(Dollars in millions, except for average sales price data):	2022	2021
Net sales:
Domestic	$148.5	$136.8	8.6%
International	204.0	111.7	82.6%
Total net sales	$352.5	$248.5	41.9%
Sales volumes (thousands of short tons):
Domestic	658.0	644.9	2.0%
International	680.8	725.2	(6.1)%
Total soda ash volume sold	1,338.8	1,370.1	(2.3)%
Average sales price (per short ton):(1)
Domestic	$225.68	$212.13	6.4%
International	$299.65	$154.03	94.5%
Average	$263.30	$181.37	45.2%
Percent of net sales:
Domestic sales	42.1%	55.1%	(23.6)%
International sales	57.9%	44.9%	29.0%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	49.1%	47.1%	4.2%
International volume	50.9%	52.9%	(3.8)%
Total percent of volume sold	100.0%	100.0%

(1) Average sales price per short ton is computed as net sales divided by volumes sold
Consolidated Results

Net sales. Net sales increased by 41.9% to $352.5 million for the six months ended June 30, 2022 from $248.5 million for the six months ended June 30, 2021, primarily driven by an increase in the average sales price by 45.2% due to both international and domestic higher demand. Additionally, the sales volume in the six months ended June 30, 2021, includes significant international sales volumes in the first quarter of 2021 associated with the initial impact of direct sales to international customers subsequent to the Partnership’s December 31, 2020 ANSAC exit.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, increased by 22.8% to $272.7 million for the six months ended June 30, 2022 from $222.1 million for the six months ended June 30, 2021, which was primarily due to inflationary costs including ocean freight costs and energy costs.
Selling, general and administrative expenses.  Our selling, general and administrative expenses increased 27.7% to $14.3 million for the six months ended June 30, 2022, compared to $11.2 million for the six months ended June 30, 2021. The increase was primarily due to the loss on disposal of assets in the three months ended June 30, 2022.
Operating income. As a result of the foregoing, operating income increased by 330.9% to $65.5 million for the six months ended June 30, 2022, from $15.2 million for the six months ended June 30, 2021. During the six months ended June 30, 2022, sales price has increased significantly due to the strong demand in the international and domestic markets.
Net income. As a result of the foregoing, net income increased by 408.1% to $63.0 million for the six months ended June 30, 2022, from $12.4 million for the six months ended June 30, 2021. During the six months ended June 30, 2022, sales price has increased significantly due to the strong demand in the international and domestic markets.
CAPEX AND ORE METRICS
The following table summarizes our capital expenditures, on an accrual basis, ore grade and ore to ash ratio:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2022	2021	2022	2021
Capital Expenditures:
Maintenance	$7.1	$8.5	$14.3	$16.0
Expansion	0.1	0.2	0.1	0.5
Total	7.2	$8.7	$14.4	$16.5
Operating and Other Data:
Ore grade(1)	86.7%	86.4%	86.7%	85.7%
Ore to ash ratio(2)	1.61 :1.0	1.52: 1.0	1.58: 1.0	1.58: 1.0

(1)Ore grade is the percentage of raw trona ore that is recoverable as soda ash free of impurities. A higher ore grade will produce more soda ash than a lower ore grade.
(2)Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

In connection with the acquisition by Sisecam Chemicals USA Inc. (“Sisecam USA”) of 60% of Sisecam Chemicals Resources LLC, Sisecam USA, the new controlling owner, is evaluating all the expansion plans for the Partnership. As we evaluate investment opportunities, we intend to maintain our disciplined financial policy with a conservative capital structure.
Cash Flows Discussion
Operating Activities
Our operating activities during the six months ended June 30, 2022 provided cash of $32.4 million, an increase of 76.1% from the $18.4 million cash provided during the six months ended June 30, 2021, primarily as a result of the following:
•an increase of 408.1% in net income of $63.0 million during the six months ended June 30, 2022, compared to $12.4 million for the prior-year period; and
•an offset by $35.5 million more cash used in working capital during the six months ended June 30, 2022, compared to the six months ended June 30, 2021. The increase of the cash used in working capital period over period was primarily due to a higher accounts receivable balance at June 30, 2022 primarily due to higher international sales during six months ended June 30, 2022 as compared to the six months ended June 30, 2021.
Investing Activities

We used cash flows of $15.0 million in investing activities during the six months ended June 30, 2022, compared to $17.1 million used during the six months ended June 30, 2021, for capital projects.
Financing Activities
Cash used in financing activities of $16.7 million during the six months ended June 30, 2022 decreased as compared to $0.7 million of cash provided by financing activities in the prior-year same period cash provided by financing activities, largely due to larger distributions to general partner and noncontrolling interest during the six months ended June 30, 2022 as compared to the six months ended June 30, 2021.
ABOUT SISECAM RESOURCES LP
Sisecam Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Sisecam Wyoming, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.
NATURE OF OPERATIONS
Sisecam Resources LP owns a controlling interest comprised of a 51% membership interest in Sisecam Wyoming. Natural Resource Partners L.P. owns a non-controlling interest consisting of a 49% membership interest in Sisecam Wyoming.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include all statements that are not historical facts and in some cases may be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “seek,” “anticipate,” “estimate,” “predict,” “forecast,” “project,” “potential,” “continue,” “may,” “will,” “could,” “should” or the negative of these terms or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: the outcome of the non-binding proposal made by Sisecam USA to acquire all of our issued and outstanding common units not already owned by Sisecam USA or its affiliates, changes in general economic conditions, changes in the Partnership’s relationships with its customers, the domestic and international demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facility, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining and processing of trona ore, and shipment of soda ash, the impact of a cybersecurity event, and our change of control effective December 21, 2021, the impact of war on the global economy, energy supplies and raw materials, and our ability to maintain or increase our distributions, and the short- and long-term impacts of the COVID-19 pandemic, including the resurgence or subsequent variants and the impact of government orders on our employees and operations, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021, and any additional subsequent reports filed with the United States Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
SISECAM RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per unit data)	2022	2021	2022	2021
Net Sales	$189.1	$120.7	$352.5	$248.5
Operating costs and expenses:
Cost of products sold including freight costs (excludes depreciation, depletion and amortization expense set forth separately below)	141.6	99.1	259.0	205.7
Depreciation, depletion and amortization expense	7.2	7.7	13.7	16.4
Selling, general and administrative expenses—affiliates	4.1	4.2	9.5	7.8
Selling, general and administrative expenses—others	3.6	1.4	4.8	3.4
Total operating costs and expenses	156.5	112.4	287.0	233.3
Operating income	32.6	8.3	65.5	15.2
Other expenses:
Interest expense	(1.4)	(1.5)	(2.5)	(2.8)
Total other expense, net	(1.4)	(1.5)	(2.5)	(2.8)
Net income	31.2	6.8	63.0	12.4
Net income attributable to noncontrolling interest	15.8	3.9	31.9	7.1
Net income attributable to Sisecam Resources LP	15.4	2.9	31.1	5.3
Other comprehensive income:
Income/(loss) on derivative financial instruments	(8.2)	5.1	(3.0)	6.6
Comprehensive income	23.0	11.9	60.0	19.0
Comprehensive income attributable to noncontrolling interest	11.8	6.4	30.4	10.3
Comprehensive income attributable to Sisecam Resources LP	$11.2	$5.5	$29.6	$8.7

Net income per limited partner unit:
Net income per limited partner unit (basic)	$0.76	$0.15	$1.54	$0.27
Net income per limited partner unit (diluted)	$0.76	$0.15	$1.54	$0.27

Limited partner units outstanding:
Weighted average limited partner units outstanding (basic)	19.8	19.8	19.8	19.8
Weighted average limited partner units outstanding (diluted)	19.8	19.8	19.8	19.8

SISECAM RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$3.4	$2.7
Accounts receivable—affiliates	51.2	49.3
Accounts receivable, net	170.6	116.9
Inventory	36.8	30.1
Other current assets	10.5	9.0
Total current assets	272.5	208.0
Property, plant and equipment, net	303.6	304.2
Other non-current assets	32.3	31.1
Total assets	$608.4	$543.3
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$8.7	$8.6
Accounts payable	30.8	21.9
Due to affiliates	5.8	2.3
Accrued expenses	46.3	41.0
Total current liabilities	91.6	73.8
Long-term debt	145.6	115.0
Other non-current liabilities	13.6	9.8
Total liabilities	250.8	198.6
Commitments and contingencies (See Note 9)
Equity:
Common unitholders - Public and Sisecam Chemicals Wyoming LLC (19.8 units issued and outstanding at June 30, 2022 and December 31, 2021)	195.3	187.4
General partner unitholders - Sisecam Resource Partners LLC (0.4 units issued and outstanding at June 30, 2022 and December 31, 2021)	4.4	4.6
Accumulated other comprehensive income	1.5	3.0
Partners’ capital attributable to Sisecam Resources LP	201.2	195.0
Noncontrolling interest	156.4	149.7
Total equity	357.6	344.7
Total liabilities and partners’ equity	$608.4	$543.3

SISECAM RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
(In millions)	2022	2021
Cash flows from operating activities:
Net income	$63.0	$12.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	13.9	16.7
Loss on disposal of assets, net	1.7
Equity-based compensation expenses	0.3	0.4
Other non-cash items	0.3	0.2
Changes in operating assets and liabilities:
Accounts receivable—affiliates	(1.9)	(4.4)
Accounts receivable, net	(53.7)	(13.7)
Inventory	(6.9)	2.3
Other current and non-current assets	(1.8)	(2.0)
Accounts payable	8.2	6.1
Due to affiliates	3.5	(0.7)
Accrued expenses and other liabilities	5.8	1.1
Net cash provided (used) by operating activities	32.4	18.4
Cash flows from investing activities:
Capital expenditures	(15.0)	(17.1)
Net cash used in investing activities	(15.0)	(17.1)
Cash flows from financing activities:
Borrowings on Sisecam Wyoming Credit Facility	90.5	57.5
Borrowings on Sisecam Resources LP Credit Facility	—	1.0
Repayments on Sisecam Wyoming Credit Facility	(55.5)	(50.0)
Repayments on Sisecam Resources LP Credit Facility	—	(2.0)
Repayments on Sisecam Wyoming Equipment Financing Arrangement	(4.3)	(1.5)
Distributions to common unitholders, general partner, and noncontrolling interest	(47.2)	(3.9)
Common units surrendered for taxes	(0.2)	(0.1)
Net cash used in financing activities	(16.7)	0.7
Net increase in cash and cash equivalents	3.4	2.5
Cash and cash equivalents at beginning of period	2.7	0.5
Cash and cash equivalents at end of period	$3.4	$2.5

Supplemental disclosure of cash flow information:
Interest paid during the period	$2.2	$2.3
Supplemental disclosure of non-cash investing activities:
Capital expenditures on account	3.6	1.4

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:
•Adjusted EBITDA;
•Distributable cash flow; and
•Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Sisecam Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the Partnership’s operating performance and liquidity. Adjusted EBITDA may provide an operating performance comparison to other publicly traded partnerships in our industry, without regard to historical cost basis or financing methods. Adjusted EBITDA may also be used to assess the Partnership’s liquidity including such things as the ability of our assets to generate sufficient cash flows to make distributions to our unitholders and our ability to incur and service debt and fund capital expenditures.
Distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the Partnership’s liquidity, including:
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; and
•our ability to incur and service debt and fund capital expenditures.
We believe that the presentation of Adjusted EBITDA provides useful information to our investors in assessing our financial conditions, results of operations and liquidity. Distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our liquidity. The GAAP measures most directly comparable to Adjusted EBITDA is net income and net cash provided by operating activities. The GAAP measure most directly comparable to distributable cash flow and distribution coverage ratio is net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.
The table below presents a reconciliation of the GAAP financial measures of net income and net cash provided by operating activities to the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per unit data)	2022	2021	2022	2021
Reconciliation of net income to Adjusted EBITDA attributable to Sisecam Resources LP:
Net income	$31.2	$6.8	$63.0	$12.4
Add backs:
Depreciation, depletion and amortization expense	7.2	7.7	13.7	16.4
Interest expense, net	1.4	1.5	2.5	2.8
Equity-based compensation expense, net of forfeitures	0.3	0.3	0.3	0.4
Adjusted EBITDA	40.1	16.3	79.5	32.0
Less: Adjusted EBITDA attributable to noncontrolling interest	19.9	8.3	39.6	16.3
Adjusted EBITDA attributable to Sisecam Resources LP	20.2	8.0	39.9	15.7

Reconciliation of net cash from operating activities to Adjusted EBITDA and distributable cash flow attributable to Sisecam Resources LP:
Net cash provided by operating activities	$24.7	$24.8	$32.4	$18.4
Add/(less):
Amortization of long-term loan financing	(0.1)	(0.1)	(0.2)	(0.3)
Net change in working capital	15.7	(9.6)	46.8	11.3
Interest expense, net	1.4	1.5	2.5	2.8
Other non-cash items and loss on disposal of assets, net	(1.6)	(0.3)	(2.0)	(0.2)
Adjusted EBITDA	40.1	16.3	79.5	32.0
Less: Adjusted EBITDA attributable to noncontrolling interest	19.9	8.3	39.6	16.3
Adjusted EBITDA attributable to Sisecam Resources LP	20.2	8.0	39.9	15.7
Less: Cash interest expense, net attributable to Sisecam Resources LP	0.6	0.7	1.1	1.2
Less: Maintenance capital expenditures attributable to Sisecam Resources LP	3.5	5.8	7.6	8.3
Distributable cash flow attributable to Sisecam Resources LP	$16.1	$1.5	$31.2	$6.2

Cash distribution declared per unit	$0.50	$—	$1.00	$—
Total distributions to unitholders and general partner	$10.1	$—	$20.2	$—
Distribution coverage ratio	1.60	N/A	1.54	N/A

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q2-2022	Q2-2022	Q1-2022	Q4-2021	Q3-2021	Q2-2021
Reconciliation of net income to Adjusted EBITDA attributable to Sisecam Resources LP:
Net income	$102.0	$31.2	$31.8	$23.6	$15.4	$6.8
Add backs:
Depreciation, depletion and amortization expense	28.9	7.2	6.5	7.8	7.4	7.7
Interest expense, net	4.7	1.4	1.1	0.9	1.3	1.5
Equity-based compensation (benefit) expense, net of forfeitures	0.4	0.3	—	0.1	—	0.3
Adjusted EBITDA	136.0	$40.1	39.4	32.4	24.1	16.3
Less: Adjusted EBITDA attributable to non-controlling interest	67.9	19.9	19.7	16.2	12.1	8.3
Adjusted EBITDA attributable to Sisecam Resources LP	$68.1	$20.2	$19.7	$16.2	$12.0	$8.0

Adjusted EBITDA attributable to Sisecam Resources LP	$68.1	$20.2	$19.7	$16.2	$12.0	$8.0
Less: Cash interest expense, net attributable to Sisecam Resources LP	2.2	0.6	0.5	0.5	0.6	0.7
Less: Maintenance capital expenditures attributable to Sisecam Resources LP	13.3	3.5	4.1	2.5	3.2	4.4
Distributable cash flow attributable to Sisecam Resources LP	$52.6	$16.1	$15.1	$13.2	$8.2	$2.9

Cash distribution declared per unit	$1.990	$0.50	$0.500	$0.650	$0.340	$—
Total distributions to unitholders and general partner	$40.5	$10.1	$10.1	$13.4	$6.9	$—
Distribution coverage ratio	1.30	1.60	1.50	0.99	1.19	N/A

CONTACTS:

Sisecam Resources LP

Investor Relations
M. Nedim Kulaksizoglu
Chief Financial Officer
(770) 375-2321
NKULAKSIZOGLU@sisecam.com